Tri City Bankshares Corporation
                        Quarterly Brochure Financial Data

INCOME STATEMENT (unaudited)


                                        Nine Months Ended           Three Months Ended
                                   --------------------------  --------------------------
                                      9/30/2008     9/30/2007     9/30/2008     9/30/2007
Interest Income                    $ 32,833,935  $ 33,434,675  $ 10,678,406  $ 11,464,894
Interest Expense                      7,447,075     9,246,327     2,204,491     3,161,045
                                   ------------  ------------  ------------  ------------
Net Interest Income                  25,386,860    24,188,348     8,473,915     8,303,849
Other Income                          9,682,416     8,336,403     3,104,360     2,908,267
Less: Other Operating Expenses       22,701,620    21,085,443     7,511,890     7,177,396
                                   ------------  ------------  ------------  ------------
Income Before Income Taxes           12,367,656    11,439,308     4,066,385     4,034,720
Provision for Income Taxes            3,964,500     3,976,500     1,357,000     1,414,500
                                   ------------  ------------  ------------  ------------
Net Income                         $  8,403,156  $  7,462,808  $  2,709,385  $  2,620,220
                                   ============  ============  ============  ============
Net Income Per Common Share        $       0.94  $       0.84  $       0.30  $       0.29




BALANCE SHEET (unaudited) September 30, 2008 and 2007

Assets                                        2008            2007         Liabilities & Equity            2008           2007
Cash and Due from Banks                  $  22,884,080   $  26,276,477     Non Interest Bearing       $ 133,073,925   $ 133,032,803
Investment Securities                      110,304,495     120,384,778     Interest Bearing             530,863,542     470,930,894
                                                                                                      -------------   -------------
Federal Funds Sold                          17,626,070              --     Total Deposits               663,937,467     603,963,697
Total Loans                                593,061,779     561,709,650     Short Term Debt                2,508,248      28,610,694
Allowance for Loan Losses                   (5,989,952)     (5,681,813)    Other Liabilities              2,862,487       3,091,342
                                         -------------   -------------                                -------------   -------------
Net Loans                                  587,071,827     556,027,837     Total Liabilities            669,308,202     635,665,733
Bank Premises & Equipment                   21,238,410      19,575,494     Common Stock                   8,904,915       8,864,399
Cash surrender value of life insurance      10,931,603      11,508,172     Additional Paid-In Capital    26,543,470      25,799,977
Other Assets                                 7,882,043       7,982,418     Retained Earnings             73,181,941      71,425,067
                                         -------------   -------------                                -------------   -------------
                                                                           Total Stockholders' Equity   108,630,326     106,089,443
                                                                                                      -------------   -------------
Total Assets                             $ 777,938,528   $ 741,755,176     Total Liabilities & Equity $ 777,938,528   $ 741,755,176
                                         =============   =============                                =============   =============

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The table listing the Fair Market Value of the  Corporation's  stock established under the Dividend Reinvestment Plan will no longer be deplayed as the Plan was discontinued in 2008.


MANAGEMENT COMMENTS


For the third quarter of 2008 the Corporation posted net income of $2,709,385 an increase of $89,165 (3.4%) compared to 2007. Net interest income increased $95,066 to $8.3 million due to declining rates on deposits. Yields paid on interest bearing deposits during the third quarter of 2008 decreased 72 basis points to 1.70% compared to 2.42% during the same period in 2007. The increase to net interest income occurred despite a $200,000 provision for loan losses in the third quarter of 2008, an increase of $75,000 compared to the third quarter of 2007.

Other income increased $196,093 primarily as a result of increased deposit service charges during the third quarter of 2008 compared to the third quarter of 2007.

Earnings per share increased $0.01 for the three months ending September 30, 2008 compared to 2007.

For the nine months ended September 30, 2008, the Corporation posted net income of $8,403,156, an increase of $940,348 (12.6%). EPS increased $0.10 for the nine month period compared to the same period end in 2007. The increase was largely attributable to non-recurring income in the first quarter due to a death benefit on bank owned life insurance and redemption of Visa stock following the Visa IPO. Excluding these extra-ordinary events, EPS increased $0.02 for the nine months ended September 30, 2008 compared to the same period in 2007.